Exhibit 10.3

SECOND AMENDMENT, dated as of June 13, 2008 (this “Amendment”), to the CREDIT AGREEMENT dated as of May 11, 2007, as amended as of March 3, 2008 (as further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among AGILENT TECHNOLOGIES, INC. (the “Company”), a Delaware corporation, the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Lenders have agreed to extend credit to the Company under the Credit Agreement on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement and the Lenders whose signatures appear below, constituting at least the Required Lenders, are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not otherwise defined herein (including in the recital hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 2.  Amendment of Certain Definitions: Section 1.01 of the Credit Agreement is hereby amended:

(a)  by inserting the following definition of “Acceptable Replacement Facility”:

“Acceptable Replacement Facility” means a sale and repurchase transaction generally comparable to that provided for in the World Trade Master Repurchase Agreement (a) under which the Company or a Subsidiary will receive net proceeds in an amount at least equal to the principal or face amount payable as a result of the exercise of the “put” under the World Trade Master Repurchase Agreement, (b) the obligations of the Company and the Subsidiaries under which constitute Repurchase Obligations and (c)  under the terms of which none of the Company or any Subsidiary can be required (other than as a result of a breach, an event of default, a change in law or a similar event) to repurchase the securities or other assets that are the subject of such Repurchase Obligations prior to November 1, 2010.

(b)  by inserting the following definition of “Replacement Facility Requirement”:

“Replacement Facility Requirement” means the requirement that (a) definitive principal documentation establishing an Acceptable Replacement Facility shall have been fully negotiated by the Company, one or more Subsidiaries and one or more counterparties and shall have been executed by each of such persons and deposited under an escrow or similar arrangement that enables the Company or a Subsidiary, without the consent of any other Person, to cause such documentation to become effective on or prior to July 16, 2008 (or any later date to which the repurchase date under the World Trade Master Repurchase Agreement shall have been extended as provided in clause (iii) of the final sentence of Article VII, but in any event prior to November 16, 2008), (b) the Administrative Agent shall have received a certificate of a Financial Officer attaching copies of such definitive documentation and (c) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer confirming that all conditions to the closing of the transactions provided for in such documentation (other than the issuance of a credit rating, if such certificate shall state that such rating is expected to be issued by such closing) have been satisfied or will be satisfied on or prior to July 16, 2008 (or any later date to which the repurchase date under the World Trade Master Repurchase Agreement shall have been extended as provided in clause (iii) of the final sentence of Article VII, but in any event prior to November 16, 2008), and that there is no impediment to the closing of such transactions on or prior to July 16, 2008 (or such later date).

(c)  by changing the definition of “Repurchase Obligations” therein to read as follows:

“Repurchase Obligations” means, at any time, the sum of (a) the World Trade Indebtedness at such time and (b) the aggregate amount of all other accrued, absolute or contingent repurchase obligations (including repurchase obligations that become due on a future date) of the Company and the Subsidiaries at such time, in each case to the extent such amounts would be shown as liabilities on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 3.05.

(d)  by changing the definition of “Repurchase Obligation Restricted Cash” therein to read as follows:

“Repurchase Obligation Restricted Cash” means, at any time, the aggregate amount of cash and cash equivalents and the current market value of short-term investment securities (such cash and cash equivalents and investment securities being collectively called “Specified Assets”) held at such time by one or more Subsidiaries to the extent such amount would be shown as restricted cash on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 3.05; provided that any particular Specified Assets shall be counted as Repurchase Obligation Restricted Cash only to the extent that (a) (i) the Subsidiary holding such Specified Assets shall have issued securities that are subject to a Repurchase Obligation, (ii) the amount of such Specified Assets shall not exceed the amount of such Repurchase Obligation and (iii) under the terms of the Repurchase Obligation none of the Company or any Subsidiary can be required (other than as a result of a breach, an event of default, a change in law or a similar event) to repurchase the securities or other assets that are the subject of such Repurchase Obligation prior to November 1, 2010 (it being agreed, however, that the World Trade Restricted Cash may at all times constitute Repurchase Obligation Restricted Cash notwithstanding that the requirements of this clause (iii) are not satisfied with respect thereto), (b) such Subsidiary is not engaged in any business or business activities other than the holding of such Specified Assets, of investments in its own subsidiaries and of dividends, distributions or other payments received from such subsidiaries and the incurrence of Indebtedness referred to in clause (c) below, (c) such Subsidiary is not an obligor (including under any Guarantee or similar arrangement) with respect to any Indebtedness other than (i) such Repurchase Obligation and (ii) Indebtedness owed to its own subsidiaries, the holders of which have no recourse to, and have expressly agreed to assert no claims against, any Specified Assets constituting Repurchase Obligation Restricted Cash, (d) such Specified Assets are held in an account controlled by the holder or holders of such Repurchase Obligation or its or their representative and are subject to contractual restrictions prohibiting the transfer or disposition thereof without the consent of the holder or holders of such Repurchase Obligation or its or their representative, other than to satisfy such Repurchase Obligation and (e) such Subsidiary and the persons directly or indirectly owning its Equity Interests are not subject to any legal or contractual restrictions (other than any restriction referred to in the preceding clause (d)) that would prevent such Specified Assets from being remitted through a dividend or series of dividends to the Company.

SECTION 3.  Amendment of Article VII. The last sentence of Article VII of the Credit Agreement is amended to read as follows:

Notwithstanding anything in paragraph (g) of this Article VII,  (i) the exercise of the “put” under the World Trade Master Repurchase Agreement will not constitute an Event of Default or a Default prior to July 11, 2008 (at which time an Event of Default shall be deemed to have occurred except as otherwise provided in either of the following clauses (ii) and (iii)); (ii) if, on or prior to July 11, 2008 (or the date three Business Days prior to any later date to which the repurchase date under the World Trade Master

Repurchase Agreement shall have been extended as provided in the following clause (iii), but in any event by the date three Business Days prior to November 16, 2008), the Company shall have satisfied the Replacement Facility Requirement, the exercise of the “put” under the World Trade Master Repurchase Agreement will not constitute an Event of Default or a Default unless and until the Company or a Subsidiary shall be required to repurchase the securities or other assets that are the subject of the “put” under the World Trade Master Repurchase Agreement (at which time an Event of Default shall be deemed to have occurred unless such repurchase obligation shall be satisfied in full with proceeds received under an Acceptable Replacement Facility); and (iii) if, on or prior to July 11, 2008, the repurchase date under the World Trade Master Repurchase Agreement shall have been extended beyond July 16, 2008 (or definitive agreements providing for such extension have been executed), the exercise of the “put” under the World Trade Master Repurchase Agreement will not constitute an Event of Default or a Default unless and until the earlier of (A) the date on which the Company or a Subsidiary shall be required to repurchase the securities or other assets that are subject of such put within a period of fewer than three Business Days and (B) November 16, 2008 (at which earlier date an Event of Default shall be deemed to have occurred).

SECTION 4.  Representations, Warranties and Agreements.  The Company hereby represents and warrants to and agrees with each Lender and the Administrative Agent that:

(a)  The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date (as defined below) and after giving effect to this Amendment, with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct as of such earlier date.

(b)  As of the Second Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing.

SECTION 5.  Effectiveness.  This Amendment shall become effective as of the date (the “Second Amendment Effective Date”) on which the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the authorized signatures of the Company and Lenders constituting at least the Required Lenders.

SECTION 6.  Credit Agreement.  Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.  As used therein, the terms “Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby.

SECTION 7.  Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9.  Expenses.  The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, as well as all other out-of-pocket expenses in connection with the Credit Agreement that have not yet been reimbursed.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the date first above written.

AGILENT TECHNOLOGIES, INC.,

by:
/s/ Hilliard C. Terry, III
Name: Hilliard C. Terry, III
Title: Vice President, Treasurer

JPMORGAN CHASE BANK, N.A., INDIVIDUALLY AND AS ADMINISTRATIVE AGENT,

by:

/s/ Ann B. Kerns
Name: Ann B. Kerns
Title: Vice President

To approve the Second Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

CREDIT SUISSE, Cayman Islands Branch

by:	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Vice President

by:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

To approve the Second Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

BANK OF AMERICA N.A.

by:	/s/ Fred L. Thorne
Name: Fred L. Thorne
Title: Managing Director

by:
Name:
Title:

To approve the Second Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

CITIBANK, N.A.

by:	/s/ James M. Walsh
Name: James M. Walsh
Title: Managing Director

by:
Name:
Title:

To approve the Second Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

STANDARD CHARTERED BANK

by:	/s/ Frieda Youlios
Name: Frieda Youlios
Title: Associate Director

by:	/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: AVP/Credit Documentation
Credit Risk Control
Standard Chartered Bank N.Y.